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                                                                    Exhibit 23.2



                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
MusicNet, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-108777) on Form S-3 and (Nos. 333-42579, 333-53127, 333-63333, 333-55342 and
333-102429) on Form S-8 of RealNetworks, Inc. and subsidiaries, of our report dated February 13, 2004, relating to the balance sheets of MusicNet, Inc. as of December 31, 2003 and 2002, and the related statements of operations, convertible preferred stock and stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2003.

Our report dated February 13, 2004 contains an explanatory paragraph that states that MusicNet, Inc. has suffered recurring losses from operations that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP


Seattle, Washington
March 10, 2004